L&L Energy Regains Compliance with NASDAQ Audit Committee Requirements

SEATTLE, February 1, 2011 -- L & L Energy, Inc., (Nasdaq: LLEN) ("L&L" or the "Company"), a U.S.-based company founded in 1995 with coal mining and distribution businesses in China, announced today that it has regained compliance with the audit committee listing requirements for continued listing on Nasdaq.

On January 7, 2011, the Company filed a Form 8-K, stating that Mr. Edward Dowd, Jr. resigned from the Board of Directors effective December 31, 2010. Accordingly, the Audit Committee of the Board did not consist of three members as required by Listing Rule 5605(c)(2)(A).

On January 22, 2011, the Board successfully recruited and appointed Mr. Andrew M. Leitch, former managing partner of Deloitte and Touche, as its third independent member to the Audit Committee. This appointment thereby has cured the audit committee composition deficiency and the Company has regained compliance with the Rule. The matter is now considered closed.

Dickson Lee, Chairman and CEO, commented “It is critical to retain experienced, high quality individuals such Andy to our Audit Committee. With Andy’s guidance we will look to further enhance our accounting practices and financial reporting standards, helping us better accommodate our growing revenues and operations.”

About L & L Energy

L & L Energy (Nasdaq: LLEN) was founded in 1995, is headquartered in Seattle, and is engaged in coal mining, washing, coking and distribution in Yunnan and Guizhou Provinces. For more information, see www.llenergyinc.com.

Contact:
David Niederman
The Blueshirt Group
(503) 720-8878
ir@llenergyinc.com

SOURCE L & L Energy, Inc.